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Exhibit 10.1

FIRST LEASE MODIFICATION AGREEMENT

        FIRST LEASE MODIFICATION AGREEMENT (hereinafter called this "Agreement") dated as of the 7th day of May, 2003 between BFP ONE LIBERTY PLAZA CO. LLC, having an office c/o Brookfield Financial Properties, Inc., One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Landlord"), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Tenant").

W I T N E S S E T H:

        WHEREAS:

        A.    Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002 (such lease, as the same may have been and may hereafter be amended, being hereinafter called the "Lease"), with respect to entire rentable area of the fifty-third (53rd) floor (hereinafter called the "Premises") in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the "Building") for a term expiring on September 30, 2012 or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

        B.    The parties hereto desire to modify the Lease to provide for the inclusion therein of additional space upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     All defined terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

        2.     Effective as of the date on which (i) this Agreement has been executed by both Landlord and Tenant and a fully-executed counterpart thereof has been delivered to Tenant and (ii) possession of the Storage Space has been delivered to Tenant in the condition required pursuant to paragraph 5 hereof (such date being hereinafter called the "Inclusion Date") and for the remainder of the term of the Lease, there shall be added to and included in the Premises the following additional space in the Building, to wit:

    The portion of the concourse level of the Building substantially as shown hatched on the floor plan annexed hereto as Exhibit A (hereinafter called the "Storage

    Space"), which Landlord and Tenant agree for purposes hereof shall be deemed to contain approximately 1,699 rentable square feet.

Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the Storage Space subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement.

        3.     Effective during the period commencing on the Inclusion Date and ending on the Expiration Date, the Lease shall be modified as follows:

          (a)   The Fixed Rent payable pursuant to Section 1.04(a) of the Lease shall be increased by the sum of THIRTY-SEVEN THOUSAND THREE HUNDRED SEVENTY-EIGHT and 00/100 DOLLARS ($37,378.00) per annum [or Three Thousand One Hundred Fourteen and 83/100 Dollars ($3,114.83) per month] (hereinafter called the "Storage Space Fixed Rent") on account of the inclusion of the Storage Space in the Premises, which rate is inclusive of the Storage Space Electric Factor, as such term is defined in paragraph 4 hereof, and is subject to increase as set forth therein. Notwithstanding the foregoing, provided that Tenant is not then in default under any of the terms, provisions or conditions of the Lease or this Agreement on Tenant's part to be performed after notice and the expiration of any applicable cure periods, the Storage Space Fixed Rent payable by Tenant hereunder, other than the portion thereof attributable to the Storage Space Electric Factor, shall be abated during the period commencing on the Inclusion Date and ending on the date occurring sixty (60) days thereafter (such that the monthly installment of Storage Space Fixed Rent payable by Tenant during such period shall be in the amount of $283.17 per month).

          (b)   In the event the term of the Lease shall be extended for the Extension Term (as defined in Article 36 of the Lease), the Storage Space Fixed Rent for the Extension Term shall be 100% of the fair market rent for the Storage Space during the Extension Term, determined in accordance with Article 36 of the Lease.

          (c)   In addition to the Tax Payments payable by Tenant pursuant to Article 3 of the Lease (hereinafter called the "Basic Tax Payments") for the Premises demised to Tenant immediately prior to the execution of this Agreement, there shall be computed escalation payments with respect to increases of Taxes attributable to the Storage Space (hereinafter called the "Storage Space Tax Payments"). The Storage Space Tax Payments will be computed in the same manner as the Basic Tax Payments, except that for the purpose of such computations of Storage Space Tax Payments only:

            (i)    The Base Tax Amount, as defined in Section 3.01(b) of the Lease, shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing on July 1, 2002, and (y) the Taxes for the Tax Year commencing on July 1, 2003; and

            (ii)   Tenant's Share, as defined in Section 3.01(i) of the Lease, shall mean eight one-hundredths percent (0.08%).

        4.     (a) Notwithstanding anything to the contrary set forth in Article 14 of the Lease (including without limitation Section 14.08 thereof), Landlord shall provide electric service to the Storage Space sufficient to provide adequate lighting thereof in connection with Tenant's of the Storage Space for the purposes permitted under paragraph 6(a) hereof, and such electric service shall be provided by Landlord on a "rent inclusion" basis and there shall be no separate charge to Tenant for such electric service. The rate of Storage Space Fixed Rent set forth in paragraph 3(a) hereof includes an allowance on account of the supply of electricity to the Storage Space (hereinafter called the "Storage Space Electric Factor"). As of the date of this Agreement, the Storage Space Electric Factor shall mean the sum of $3,398.00 per annum or $283.17 per month (calculated at the rate of $2.00 per rentable square foot of the Storage Space per annum). The foregoing rate initially established as the Storage Space Electric Factor (and, accordingly, the rate of Storage Space Fixed Rent set forth in paragraph 3(a) hereof) shall be subject to increase in accordance with Sections 14.04 through 14.06 of the Lease, but in no event shall the Storage Space Electric Factor be reduced below $3,398.00 per annum, nor shall the Storage Space Fixed Rent hereunder be reduced below the rate specified in paragraph 3(a) hereof, by virtue of the provisions of this paragraph 4(a).

        (b)   At Landlord's or Tenant's option, the parties shall execute, acknowledge and deliver to each other a supplemental agreement in such form as Landlord or Tenant, as the case may be, shall reasonably require to reflect each change in the Storage Space Fixed Rent under this paragraph, but in no event shall the parties' failure to do so affect the validity of any such change.

        (c)   Landlord reserves the right to discontinue furnishing electric energy to the Storage Space at any time upon not less than 30 days' notice to Tenant. If Landlord exercises such right, the Lease and this Agreement shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such termination Landlord shall not be obligated to furnish electric energy to the Storage Space and the Storage Space Fixed Rent payable hereunder shall be reduced by an amount equal to the Storage Space Electric Factor component of such Storage Space Fixed Rent. If Landlord so discontinues furnishing electric energy to the Storage Space, Tenant shall arrange to obtain electric energy directly from the public utility company servicing the Building. Tenant shall apply within thirty (30) days to such public utility company for direct electric service and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto, and Landlord shall be relieved of any further obligation to furnish electricity to the Storage Space pursuant to this paragraph, except Landlord shall permit its wires, conduits and electrical equipment, to the extent available, suitable and safely capable, to be used for such purpose. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be furnished and installed by Landlord at Tenant's expense.

        5.     Tenant agrees to accept the Storage Space in the condition and state of repair in which it exists as of the date hereof and understands and agrees that Landlord is not required to perform any work, supply any materials, incur any expense or provide any allowance or contribution in connection with preparing the Storage Space for Tenant's occupancy, except that (a) Landlord shall deliver the Storage Space to Tenant in "broom clean" condition on the Inclusion Date and (b) Landlord shall, on the Inclusion Date, provide Tenant with an ACP-5 certificate with respect to the Storage Space.

        6.     Subject to Article 11 and any other applicable provisions of the Lease, Tenant shall have the right to perform the following work in and to the Storage Space: (i) modification of existing light fixtures and/or installation of additional light fixtures (subject to the provisions of Article 14 of the Lease and paragraph 4 hereof), (ii) installation of a telephone and related telecommunications wiring, (iii) installation of a security camera, and (iv) installation of a security cage and keycard access security system (provided that Tenant shall provide Landlord with access cards as needed for any required access to the Storage Space), in each case subject to Landlord's review of Tenant's plans and specifications with respect to such work and Landlord's approval thereof in accordance with the provisions of Article 11 of the Lease.

        7.     Notwithstanding anything to the contrary contained in the Lease, Tenant agrees that Tenant's occupancy of the Storage Space shall be subject to the following additional terms and conditions:

          (a)   Tenant shall use the Storage Space for purposes of storage of files and unused office furniture and equipment only;

          (b)   Tenant may not assign its rights with respect to the Storage Space or sublease the same or allow the same to be used by others except in connection with a permitted assignment of all of Tenant's rights under the Lease or a permitted subletting of the entire Premises pursuant to Article 7 of the Lease; and

          (c)   Landlord shall not be responsible for the rendition or delivery of any services to the Storage Space whatsoever (including without limitation water, heat, ventilation, air-conditioning or cleaning), except that Landlord shall provide electrical service to the Storage Space in accordance with the provisions of paragraph 4 hereof and Landlord shall provide freight elevator service to the floor on which the Storage Space is located in accordance with the provisions of Section 15.02(c) of the Lease.

        8.     Landlord and Tenant each covenant, warrant and represent that no broker or agent except Insignia/ESG, Inc. (hereinafter called the "Broker") was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent except the Broker concerning the leasing of the

Storage Space. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent other than the Broker with respect to this Agreement. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent other than the Broker with respect to this Agreement.

        9.     Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

        10.   The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

        11.   This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

        12.   This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BFP ONE LIBERTY PLAZA CO. LLC, Landlord
By:	/s/ JEREMIAH B. LARKIN Name: Jeremiah B. Larkin Title: Senior Vice President, Director of Leasing
ARCH INSURANCE COMPANY, Tenant
By:	/s/ RAMIN TARAZ Name: Ramin Taraz Title: Controller

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the    day of            in the year 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared                        , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public
STATE OF	)
	)	ss.:
COUNTY OF	)

On the      day of              in the year 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

EXHIBIT A
FLOOR PLAN OF STORAGE SPACE

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  Exhibit 10.1
FIRST LEASE MODIFICATION AGREEMENT